Exhibit 10.1

EXECUTION COPY

MASTER AGREEMENT

BY AND AMONG

ADIENT PLC,

ADIENT ASIA HOLDINGS CO., LTD.

QIYUE (SHANGHAI) TRADING CO., LTD.

(期跃（上海）贸易有限公司 ),

YANFENG AUTOMOTIVE TRIM SYSTEMS COMPANY LTD.

(延锋汽车饰件系统有限公司 ),

YANFENG ADIENT SEATING CO., LTD.

(延锋安道拓座椅有限公司),

AND

KEIPER SEATING MECHANISMS CO., LTD.

(恺博座椅机械部件有限公司 ),

DATED AS OF MARCH 12, 2021

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ANNEXES

ANNEX A-1	STEP PLAN REGARDING YFAS PAYMENTS

ANNEX A-2	STEP PLAN REGARDING YFAS JVS EQUITY INTERESTS PAYMENT

ANNEX A-3	STEP PLAN REGARDING YFM PAYMENT

ANNEX A-4	STEP PLAN REGARDING THE 75% YFAT PAYMENT

ANNEX A-5	STEP PLAN REGARDING YANFENG (SEATING) LICENSE PAYMENT

ANNEX B	REGULATORY CONSENTS

ANNEX C	ANTI-TRUST REQUIRED APPROVALS

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EXHIBITS

EXHIBIT A	FORM OF ENGINEERING SERVICES AGREEMENT

EXHIBIT B-1	FORM OF YANFENG (SEATING) LICENSE AGREEMENT

EXHIBIT B-2	FORM OF ADIENT (SEATING) LICENSE AGREEMENT

EXHIBIT C	AUCTION PROCESS MOU

EXHIBIT D-1	FORM OF YFAS JVS EQUITY INTERESTS TRANSFER AGREEMENT

EXHIBIT D-2	FORM OF YFAS JVS EQUITY INTERESTS COMPLETE AGREEMENT

EXHIBIT E-1	FORM OF AMENDMENT TO YFAS JVS ARTICLES OF ASSOCIATION

EXHIBIT E-2	FORM OF AMENDMENT TO YFAS JVS JOINT VENTURE CONTRACT

EXHIBIT F	FORM OF YFAS EQUITY TRANSFER AGREEMENT

EXHIBIT G	FORM OF YFM EQUITY TRANSFER AGREEMENT

EXHIBIT H	FORM OF 75% YFAT EQUITY TRANSFER AGREEMENT

EXHIBIT I	FORM OF AMENDED AND RESTATED YFM JOINT VENTURE CONTRACT

SCHEDULES

SCHEDULE A	CUSTOMER SUPPLY CONTRACTS

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MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”), dated as of March 12, 2021, is entered into by and among Adient plc, a corporation formed under the laws of Ireland with the address of its principal executive offices at 25-28 North Wall Quay, IFSC, Dublin 1, Ireland D01 H104 (“Adient”), Adient Asia Holdings Co., Ltd., a company formed under the laws of Hong Kong, with registered address at Unit 1812A, 18F., Exchange Tower, No. 33 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong (“Adient Asia”), Qiyue (Shanghai) Trading Co., Ltd. (期跃（上海）贸易有限公司), a company formed under the laws of the P.R.C. with its registered address at Room 811, No. 1207, Guangzhong West Road, Jing’an District, Shanghai, the P.R.C. (the “New Holding Company”), Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司), a company formed under the laws of the P.R.C. with its registered address at No. 399, Liuzhou Road, Xuhui District, Shanghai, the P.R.C. (“Yanfeng”), Yanfeng Adient Seating Co., Ltd. (延锋安道拓座椅有限公司), a joint venture formed under the laws of the P.R.C. with its registered address at No. 669 Kangan Road, Kangqiao Industrial Zone, Pudong, Shanghai, the P.R.C. (“YFAS”), and KEIPER Seating Mechanisms Co., Ltd. (恺博座椅机械部件有限公司) (f/k/a Adient Yanfeng Seating Mechanisms Co., Ltd. (延锋安道拓座椅机械件有限公司)), a joint venture formed under the laws of the P.R.C. with its registered address at 451 Dieqiao Road, Kangqiao Town, Pudong New Area, Shanghai, the P.R.C. (“KEIPER Seating” and together with Adient, Adient Asia, Yanfeng and YFAS, the “Parties”, and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to the term in Article 1 (Definitions).

RECITALS

WHEREAS, YFAS is a joint venture owned, directly or indirectly, by Yanfeng (50.01%) and Adient Asia (49.99%) and engaged in the business of developing, designing, engineering, manufacturing, assembling, servicing, supplying, distributing and selling automotive seating and related components primarily in the P.R.C.;

WHEREAS, YFAS owns 100% of Yanfeng Adient (Langfang) Seating Co., Ltd. (延锋安道拓（廊坊）座椅有限公司) (“YFAS LF”) and YFAS and Adient Asia are parties to the joint venture, Chongqing Yanfeng Adient Automotive Components Co., Ltd. (重庆延锋安道拓汽车部件系统有限公司) (“CQYFAS”, and together with YFAS LF, the “YFAS JVs”);

WHEREAS, Adient Asia has formed a new wholly-owned entity, the New Holding Company;

WHEREAS, (i) YFAS wishes to conduct a public bidding process (the “Public Auction”) for the sale of all of the issued and outstanding equity interests it holds, directly or indirectly, in the YFAS JVs as a portfolio package (the “YFAS JVs Equity Interests”), (ii) New Holding Company wishes to participate in the Public Auction and if New Holding Company is the successful bidder, New Holding Company and YFAS have and will enter into or make effective one or more agreements to document that YFAS has agreed to transfer or cause to be transferred to New Holding Company the YFAS JVs Equity Interests (the “YFAS JVs Equity Interests Sale”), and (iii) subject to and simultaneous with the YFAS JVs Equity Interests Closing, the New Holding Company and YFAS will enter into a transitional services agreement in respect of services to be provided to the New Holding Company by YFAS in respect of the YFAS JVs (the “TSA”), in each case on the terms and subject to the conditions set forth in this Agreement and the relevant Definitive Agreements (the “YFAS JVs Equity Interest Transactions”);

WHEREAS, Yanfeng, Adient, Adient Asia, and YFAS wish to enter into one or more agreements to document that (i) Adient Asia has agreed to sell or cause to be sold to Yanfeng, and Yanfeng has agreed to purchase, all of the issued and outstanding equity interest in YFAS held, directly or indirectly, by Adient Asia, which represents 49.99% of YFAS’s total issued and outstanding equity interest (the “YFAS Sale”), (ii) subject to the YFAS Sale Closing, Adient and YFAS have entered into an engineering services agreement, substantially in the form attached hereto as Exhibit A (the “Engineering Services Agreement”) and (iii) subject to the YFAS Sale Closing, (A) Adient, Adient Luxembourg and Yanfeng have entered into an intellectual property license agreement pursuant to which Adient shall grant to Yanfeng certain Adient IP, an illustrative schedule of which is attached to the Yanfeng (Seating) License Agreement (“Yanfeng (Seating) License”), substantially in the form attached hereto as Exhibit B-1 (the “Yanfeng (Seating) License Agreement”) and (B) YFAS, Yanfeng and Adient have entered into an intellectual property license pursuant to which Yanfeng and YFAS shall grant to Adient certain Yanfeng IP, substantially in the form attached hereto as Exhibit B-2 (the “Adient (Seating) License Agreement”) in each case of (i), (ii) and (iii) on the terms and subject to the conditions set forth in this Agreement and the relevant Definitive Agreements (the “YFAS Sale Transactions”);

WHEREAS, Adient and YFAS (directly or through one or more of their respective controlled Affiliates or joint ventures) currently supply to each other and certain of each other’s respective Affiliates and joint ventures (such relevant Affiliates and joint ventures, the “Supply Recipients”) certain goods and products (the “Supplied Products”) in connection with certain of their respective Customer Supply Contracts and have agreed to continue to, after the YFAS Sale Closing, supply to each other and the relevant Supply Recipients the Supplied Products pursuant to and in accordance with the Customer Supply Contracts;

WHEREAS, KEIPER Seating is a joint venture owned, directly or indirectly, by Yanfeng (50%) and Adient Asia (50%) and engaged in the business of developing, designing, engineering, manufacturing, assembling, servicing, supplying, distributing and selling seat mechanism products and their auxiliary functional parts primarily in the P.R.C.;

WHEREAS, YFAS and KEIPER Seating wish to enter into one or more agreements to document that YFAS has agreed to sell or cause to be sold to KEIPER Seating, and KEIPER Seating has agreed to purchase all of the issued and outstanding equity interest in Yanfeng Adient Founder Motor Co., Ltd. (延锋安道拓方德电机有限公司) (“YFM”) held, directly or indirectly, by YFAS, which represents 70% (seventy percent) of YFM’s total issued and outstanding equity interest (the “YFM Sale”);

WHEREAS, YFAS, KEIPER Seating and Adient Asia wish to enter into one or more agreements pursuant to which YFAS has agreed to sell or cause to be sold to KEIPER Seating, and KEIPER Seating has agreed to purchase, all of the issued and outstanding equity interest in Nantong Yanfeng Adient Seating Trim Co., Ltd. (南通延锋安道拓座椅面套有限公司) (“YFAT”) held, directly or indirectly, by YFAS, which represents 75% (seventy-five percent) of YFAT’s total issued and outstanding equity interest (the “75% YFAT Sale”);

WHEREAS, YFAS has received dividend payments from its subsidiaries and joint ventures (the “YFAS Sub/JV Dividends”) and as a condition to consummating the various transactions contemplated in this Agreement, YFAS shall declare and distribute the following dividends to its shareholders subject to the terms and at the times provided for in this Agreement, in the aggregate amounts of (a) RMB 2,809,262,986, which amount includes all of the YFAS Sub/JV Dividends, (the “YFAS Dividend 1”), proportionately to YFAS’ shareholders’ ownership interest, namely 50.01% to Yanfeng and 49.99% to Adient Asia, (b) RMB 1,358,493,142, proportionately to YFAS’ shareholders’ ownership interest, namely 50.01% to Yanfeng and 49.99% to Adient Asia, plus an additional amount to Adient Asia only (which amount shall first be deducted from the amount distributable to Yanfeng pursuant to this clause (b), in which case such dividend will not be proportionate) equal to the Additional YFAS JVs Equity Interests Purchase Price after deduction of corporate income tax at the rate of 15% incurred from the payment of the Additional YFAS JVs Equity Interests Purchase Price if the New Holding Company is the successful bidder in the Public Auction or, in the case that the New Holding Company is not the successful bidder in the Public Auction, the amount that the purchase price paid for the YFAS JVs by the Person who is the successful bidder in the Public Auction is in excess of the YFAS JVs Equity Interests Purchase Price (collectively, the “YFAS Dividend 2” and together with the YFAS Dividend 1, the “YFAS Dividends”); it being understood that the YFAS Dividends are distributable after-tax earnings after the deduction of any applicable P.R.C. corporate income tax;

WHEREAS, simultaneous with the entry into this Agreement, Adient, Adient Asia, Yanfeng, YFAS and KEIPER Seating will enter into an agreement providing for the certain other transactions on the terms and subject to the conditions set forth therein (the “Ancillary Master Agreement”);

WHEREAS, the Parties intend that the consummation of the YFAS JVs Equity Interests Transactions, the YFAS Sale Transactions, the YFM Sale, the 75% YFAT Sale and the YFAS Dividends will occur in the sequence and with the inter-conditionality set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the respective meanings set forth below.

“25% YFAT Sale” means the transfer and sale of Adient Asia’s equity interests in YFAT to KEIPER Seating.

“75% YFAT Closing” has the meaning specified in Section 3.2(b).

“75% YFAT Sale” has the meaning specified in the Recitals.

“Additional YFAS JVs Equity Interests Purchase Price” has the meaning specified in Section 3.1(a)(ii).

“Adient” has the meaning specified in the introductory paragraph of this Agreement.

“Adient Asia” has the meaning specified in the Recitals.

“Adient China” means Adient (China) Investment Co., Ltd.

“Adient Luxembourg” means Adient Luxembourg Holding S.à.r.l.

“Adient Licensed Trademarks” has the meaning specified in Section 5.3(a).

“Adient Marks” means any and all Trademarks owned by Adient or any of its Subsidiaries, including all Trademarks comprising, using or containing “Adient”, whether in logo form or otherwise and including all translations and transliterations, whether alone or in combination with other words or elements, and including all combinations thereof and any Trademarks embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing Trademarks.

“Adient (Seating) License Agreement” has the meaning specified in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that, now or in the future (unless the context otherwise requires), directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that a Person shall only be considered to be an Affiliate of another Person during the period that such relationship of control exists. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for the purposes of this definition, a relationship of “control” shall be deemed not to exist between Adient or any of its Subsidiaries, on the one hand, and any of Yanfeng, KEIPER Seating, and YFAS, or any of their respective Subsidiaries, on the other hand, provided further that, a Person shall not be an Affiliate of another Person solely by virtue of their being under the common control of a P.R.C. Government Body. For the avoidance of doubt, with respect to Yanfeng, Huayu Automotive Systems Co., Ltd. and SAIC Motor Corporation Limited are both Affiliates under this Agreement.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Amendments to the YFAS JVs Articles of Association” means the amendments to Articles of Association of the applicable YFAS JVs entered into prior to or as of the date hereof, which will be effective upon the completion of the YFAS JVs Equity Interests Transfer.

“Amendments to the YFAS JVs Joint Venture Contracts” means the amendments to Joint Venture Contracts of the applicable YFAS JVs entered into prior to or as of the date hereof, which will be effective upon the completion of the YFAS JVs Equity Interests Transfer.

“Ancillary Master Agreement” has the meaning specified in the Recitals.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Arbitration Rules” has the meaning specified in Section 10.10(c).

“Auction Process MOU” means the procedures, terms and conditions of the Public Auction for the YFAS JVs Equity Interests Sale, including selection of public bidding platform, information disclosure requirements, auction reserve price, procedure of exercising the right of first refusal, transaction structure requirements and timing of payment of the purchase price to the bidding platform attached hereto as Exhibit C, subject to modification or amendment in accordance with the terms of this Agreement.

“Bidding Efforts” has the meaning specified in Section 2.1(d).

“Burdensome Condition” means, with respect to each Party, (i) a condition to implementing any aspect of the relationships contemplated by this Agreement or the Definitive Agreements or (ii) any Governmental Body requiring such Party to divest or hold separate any assets, make payments or accept commitments, accept contract terms, limit its operations, impair any right with respect to the use of its assets or otherwise affect such Party, in each case, in a manner or to a degree that materially and adversely affects the collective benefits to such Party, in the affected Party’s judgment acting reasonably, under the relationships contemplated by this Agreement or the Definitive Agreements, taken as a whole.

“Business Day” means any day except Saturday, Sunday, any other day on which commercial banks in New York (New York), are authorized or required by Law to be closed or any statutory public holiday in Hong Kong Special Administrative Region or Shanghai (the P.R.C.). Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Support Services Agreement” means the agreement by and between Adient China and YFAS, dated as of the date hereof, for payments from YFAS to Adient China for certain services provided by Adient and its Affiliates.

“Buyer” has the meaning specified in Section 5.1(a).

“Closing” means the consummation of all the Transactions that are the subject of this Agreement and the Definitive Agreements.

“Closing Step” has the meaning specified in Section 3.2.

“Confidentiality Agreement” means the Confidentiality Agreement by and among Adient, Yanfeng and YFAS, dated October 21, 2020, as amended, including the joinder to such Confidentiality Agreement of KEIPER Seating.

“Consent” means any approval, authorization, consent, registration, filing, ratification, permission, certificate, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“CQYFAS” has the meaning specified in the Recitals.

“Customer Supply Contracts” means those supply agreements, whether in the form of or pursuant to customer supply contracts, award letters, purchase orders or similar product order documentation, as set forth on Schedule A attached hereto by Adient and YFAS within 45 days after the date of this Agreement (as updated in accordance with Section 5.5), pursuant to which Adient or YFAS (directly or through one or more of their respective controlled Affiliates or joint ventures) supplies, or is to supply, Supplied Products to the other (or such other Party’s Supply Recipients) that are in effect as of the date of the YFAS Sale Closing.

“Deadlock” has the meaning specified in Section 5.1(c).

“Deadlock Notice” has the meaning specified in Section 5.1(c).

“Definitive Agreements” means, collectively, the YFAS JVs Equity Interests Transfer Agreement, YFAS JVs Equity Interests Complete Agreement, YFAS Equity Transfer Agreement, YFM Equity Transfer Agreement, YFAT Equity Transfer Agreement, Yanfeng (Seating) License Agreement, Adient (Seating) License Agreement, the TSA, Amendments to the YFAS JVs Articles of Association, Amendments to the YFAS JVs Joint Venture Contracts, Ancillary Master Agreement and the definitive agreements entered into or to be entered into in connection therewith and the Fund Escrow Agreement (as defined in the YFAS Equity Transfer Agreement) and any other agreement contemplated by this Agreement or any of the agreements referenced in this definition.

“Disclosed Transactions” has the meaning specified in Section 6.1.

“Dispute” has the meaning specified in Section 10.10(b).

“Engineering Services Agreement” has the meaning specified in the Recitals.

“Existing Agreements” has the meaning specified in Section 5.2(a).

“Final YFAS Appraisal Report” has the meaning specified in Section 2.1(c)(i).

“Final YFAS JVs Appraisal Reports” has the meaning specified in Section 2.1(c)(i).

“Final YFM Appraisal Report” has the meaning specified in Section 8.1(b)(i).

“Final YFAT Appraisal Report” has the meaning specified in Section 8.1(c)(i).

“GZDFAS” means Guangzhou Dongfeng Adient Seating Co., Ltd. (广州东风安道拓座椅有限公司).

“GZDFAS Sale” means the transfer and sale of Adient Asia’s equity interests in GZDFAS to Yanfeng.

“Governmental Body” means (i) any supra national, national, state, municipal or local government (including any legislature, subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body, including any court, tribunal, commission or regulatory or self-regulatory body (including any securities exchange), exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union; and (ii) any public international organization.

“HASCO” has the meaning specified in Section 10.9.

“HKIAC” has the meaning specified in Section 10.10(c).

“Initial Disclosures” has the meaning specified in Section 6.1.

“J.P. Morgan” means J.P. Morgan Shanghai Branch.

“KEIPER Seating” has the meaning specified in the introductory paragraph of this Agreement.

“Law” means any law, statute, code, rule or regulation enacted by any Governmental Body.

“Legal Proceeding” means any claim, action, suit or proceeding before any Governmental Body.

“Legally Support” means that the appraised value of an asset or interest which is the subject of a valuation report is higher than 90.91% and lower than 111.11% of its agreed sale price set out in this Agreement or a Definitive Agreement.

“Marked Materials” has the meaning specified in Section 5.3(b).

“MOFCOM” means Ministry of Commerce of the P.R.C. or its local counterparts.

“MOU and Public Auction Committee” means a committee of four members who shall be Lane Huang, Jinpei Yang, Yixin Zhang and Ming Yin and which shall be responsible for and oversee conducting the Public Auction in accordance with this Agreement and the Auction Process MOU.

“New Holding Company” has the meaning specified in the introductory paragraph of this Agreement.

“Notice of Arbitration” means the notice submitted by the Party initiating the arbitration to HKIAC and each other Party in accordance with Article 4 of the Arbitration Rules.

“Order” means any judgment, order or decree of any Governmental Body.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” has the meaning specified in Section 9.1(b).

“Party” and “Parties” has the meaning specified in the introductory paragraph of this Agreement.

“Phase-Out Period” has the meaning specified in Section 5.3.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“P.R.C.” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macau and Taiwan.

“Public Auction” has the meaning specified in the Recitals.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“SAFE” has the meaning specified in Section 3.3.

“SAMR” means the State Administration for Market Regulation of the P.R.C. or its local counterparts.

“SASAC” means the State-Owned Assets Supervision and Administration Committee of the State Council of the P.R.C. or its local counterparts.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) now or in the future (unless the context otherwise requires) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person; provided that a corporation, entity or other organization shall only be considered a Subsidiary of the applicable Person during the period that the foregoing relationship as described in clauses (i) or (ii) of this definition, as applicable, exists.

“SUEE” means Shanghai United Assets and Equity Exchange (上海联合产权交易所).

“Supply Recipient” has the meaning specified in the Recitals.

“Supplied Products” has the meaning specified in the Recitals.

“Tax Authority” has the meaning specified in Section 7.1(a).

“Termination Agreement” has the meaning specified in the YFAS Equity Transfer Agreement.

“Third Party” means a Person that is not a Party or an Affiliate of a Party.

“Third Party Right” means any interest or equity of any Third Party (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above.

“Trademark” means trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, trade names, corporate names, and other indicia of origin, all registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transaction Taxes” has the meaning specified in Section 7.2.

“Transactions” means the YFAS JVs Equity Interest Transactions, YFAS Transactions, the YFM Sale, the 75% YFAT Sale and the YFAS Dividends, each on the terms and subject to the conditions set forth in this Agreement and the relevant Definitive Agreements.

“TSA” has the meaning specified in the Recitals.

“Yanfeng” has the meaning specified in the introductory paragraph of this Agreement.

“Yanfeng Licensed Trademarks” has the meaning specified in Section 5.4(b).

“Yanfeng Marks” means any and all Trademarks owned by Yanfeng or any of its Subsidiaries, including all Trademarks comprising, using or containing “Yanfeng”, whether in logo-form or otherwise and including all translations and transliterations, whether alone or in combination with other words or elements, and including all combinations thereof and any Trademarks embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing Trademarks.

“Yanfeng (Seating) License” has the meaning specified in the Recitals.

“Yanfeng (Seating) License Agreement” has the meaning specified in the Recitals.

“Yanfeng (Seating) License Payment” has the meaning specified in Annex A-1.

“Yanfeng (Seating) License Price” has the meaning specified in Section 3.1(e).

“YFAS” has the meaning specified in the introductory paragraph of this Agreement.

“YFAS Change of Control” means the occurrence of any of the following events: (a) any Person or group of Persons (other than the Parties or any of their respective Affiliates) acting in concert acquires, directly or indirectly, control of YFAS; (b) YFAS consolidates with or merges with or into, or sells, transfers or otherwise disposes of more than 50% (fifty percent) of its consolidated assets to, any other Person, unless, in the case of a consolidation or merger, the Person or group of Persons controlling YFAS prior to the transaction will maintain control of the resulting or surviving entity after the transaction; or (c) the adoption of a plan of liquidation or dissolution of YFAS. For purposes of this definition, “control” has the meaning specified in the definition of “Affiliate” set forth in this Section 1.1.

“YFAS Deferred Consideration” has the meaning specified in Section 3.1(b).

“YFAS Dividend 1” has the meaning specified in the Recitals.

“YFAS Dividend 2” has the meaning specified in the Recitals.

“YFAS Dividends” has the meaning specified in the Recitals.

“YFAS Equity Transfer Agreement” has the meaning specified in Section 2.2(a).

“YFAS First Payment” has the meaning specified in Section 3.2(e)(v).

“YFAS JVs” has the meaning specified in the Recitals.

“YFAS JVs Equity Interests” has the meaning specified in the Recitals.

“YFAS JVs Equity Interests Closing” has the meaning specified in Section 3.2(d).

“YFAS JVs Equity Interests Closing Date” has the meaning specified in Section 3.2(d).

“YFAS JVs Equity Interests Complete Agreement” has the meaning specified in Section 2.1(a).

“YFAS JVs Equity Interests Purchase Price” has the meaning specified in Section 3.1(a).

“YFAS JVs Equity Interests Sale” has the meaning specified in the Recitals.

“YFAS JVs Equity Interests Transfer Agreement” has the meaning specified in Section 2.1(a).

“YFAS JVs Equity Interests Complete Agreement” has the meaning specified in Section 2.1(a).

“YFAS JVs Equity Interests Transactions” has the meaning specified in the Recitals.

“YFAS LF” has the meaning specified in the Recitals.

“YFAS Payment” has the meaning specified in Section 3.2(e)(vi).

“YFAS Sale Purchase Price” has the meaning specified in Section 3.1(b).

“YFAS Sale Transactions” has the meaning specified in the Recitals.

“YFAS Sale” has the meaning specified in the Recitals.

“YFAS Sale Closing” has the meaning specified in Section 3.2(e)(iii).

“YFAS Sale Closing Date” has the meaning specified in Section 3.2(e)(iii).

“YFAS Sub/JV Dividends” has the meaning specified in the Recitals.

“YFAS Upfront Consideration” has the meaning specified in Section 3.1(b).

“YFAT” has the meaning specified in the Recitals.

“YFAT Equity Transfer Agreement” has the meaning specified in Section 2.4.

“YFAT Purchase Price” has the meaning specified in Section 3.1(d).

“YFM” has the meaning specified in the Recitals.

“YFM Closing” has the meaning specified in Section 3.2(a)(iii).

“YFM Equity Transfer Agreement” has the meaning specified in Section 2.3.

“YFM Purchase Price” has the meaning specified in Section 3.1(c).

“YFM Sale” has the meaning specified in the Recitals.

“YHAS” means Hefei Adient Yunhe Automotive Seating Co., Ltd. (合肥云鹤安道拓汽车座椅有限公司).

“YHAS Sale” means the transfer and sale of Adient Asia’s equity interests in YHAS to Yanfeng.

Section 1.2 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Annexes and Exhibits to this Agreement. The Annexes and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b) For purposes of this Agreement: (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “U.S.$” shall mean United States Dollars, “RMB” shall mean Renminbi, currency of the P.R.C.; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and (xi) a reference to any P.R.C. governmental authority or department shall include such authority or department at central, provincial, municipal and other levels and their successor authority or department.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

ARTICLE 2 TRANSACTIONS

Section 2.1 YFAS JVs Equity Interest Transactions. In order to implement the YFAS JVs Equity Interest Transactions:

(a) concurrently with the entry into this Agreement, New Holding Company and YFAS have (i) agreed to a form of YFAS JVs Equity Interests Transfer Agreement substantially in the form attached hereto as Exhibit D-1 (the “YFAS JVs Equity Interests Transfer Agreement”) and (ii) entered into the YFAS JVs Equity Interests Complete Agreement substantially in the form attached hereto as Exhibit D-2 (as may be amended pursuant to SUEE’s requirement) (the “YFAS JVs Equity Interests Complete Agreement”), and as part of the Closing Steps set forth in Article 3, New Holding Company and YFAS will enter into the YFAS JVs Equity Interests Transfer Agreement if New Holding Company is the successful bidder in the Public Auction and shall consummate, and Adient Asia and Yanfeng shall cause the consummation of, the transactions described therein upon and subject to the terms and conditions set forth in this Agreement and in the YFAS JVs Equity Interests Transfer Agreement and YFAS JVs Equity Interests Complete Agreement and (iii) as part of the Closing Steps set forth in Article 3, New Holding Company and YFAS will enter into the TSA if the New Holding Company is the successful bidder and shall consummate the transactions described therein upon and subject to the terms and conditions set forth in this Agreement and in the TSA.

(b) (i) On or prior to the date hereof, (A) the relevant Parties (or their respective Affiliates) have entered into the Amendments to the YFAS JVs Articles of Association substantially in the form attached hereto as Exhibit E-1, and the Amendments to the YFAS JVs Joint Venture Contracts substantially in the form attached hereto as Exhibit E-2, and (B) the foregoing documents shall become effective upon completion of the SAMR registration of the YFAS JVs Equity Interests Sale.

(ii) Prior to the submission of the SAMR registration of the YFAS JVs Equity Interests Sale, (A) the relevant Parties (or their respective Affiliates) shall make any filings with any Governmental Bodies in the P.R.C. required in connection with Section 2.1(b)(i)(B) and (B) YFAS shall have declared YFAS Dividend 2.

(c) As part of the Closing Steps in Article 3, prior to taking any steps to commence the official public listing (正式挂牌) of the YFAS JVs Equity Interests on the platform designated by SUEE the following shall have occurred:

(i) The valuation result in each of the final appraisal reports of the YFAS JVs (the “Final YFAS JVs Appraisal Reports”) and the YFAS Sale (the “Final YFAS Appraisal Report”) Legally Supports the YFAS JVs Equity Interests Purchase Price and the YFAS Sale Purchase Price, respectively;

(ii) YFAS shall have paid to its shareholders their proportionate share of YFAS Dividend 1;

(iii) YFAS will conduct the Public Auction in accordance with the Auction Process MOU attached hereto as Exhibit C subject to applicable Law and negotiations with SUEE. Adient and Yanfeng, as YFAS’s shareholders, will use reasonable best efforts to procure that the outcome of such negotiations will be on substantially the same as terms as the Auction Process MOU in respect of the conduct of the Public Auction. Subject to applicable Law and rules of SUEE, any deviation from the terms and provisions set forth in the Auction Process MOU during the course of the Public Auction shall be unanimously approved by the MOU and Public Auction Committee; and

(d) As part of the Closing Steps in Article 3 and in accordance with this Agreement, YFAS shall, and each of Yanfeng, Adient as direct and indirect shareholders of YFAS, shall use its reasonable best efforts, to take all actions, required for YFAS to initiate, conduct and complete the Public Auction (the “Bidding Efforts”). In the Public Auction, as part of the Bidding Efforts, Adient shall procure the New Holding Company to submit all documents required for New Holding Company to participate in the Public Auction and, in the Public Auction, to bid no less than the YFAS JVs Equity Interests Purchase Price.

Section 2.2 YFAS Sale Transactions. In order to implement the YFAS Sale Transactions, concurrently with the entry into this Agreement (or, in the case of Section 2.2(d) and Section 2.2(e), as soon as practicable after the date hereof and in accordance with this Agreement):

(a) Adient Asia and Yanfeng have entered into an agreement substantially in the form attached hereto as Exhibit F (the “YFAS Equity Transfer Agreement”), and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the YFAS Equity Transfer Agreement, Adient Asia and Yanfeng shall consummate the transactions described therein.

(b) Adient, Adient Luxembourg and Yanfeng have entered into the Yanfeng (Seating) License Agreement and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the Yanfeng (Seating) License Agreement, Adient and its Affiliates and YFAS shall consummate the transactions described therein and the license therein shall come effective. Adient, Yanfeng and YFAS have entered into the Adient (Seating) License Agreement and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the Adient (Seating) License Agreement, Adient and its Affiliates, Yanfeng and YFAS shall consummate the transactions described therein and the license therein shall come effective.

(c) Adient and YFAS have entered into the Engineering Services Agreement, and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the Engineering Services Agreement, Adient and YFAS shall consummate the transactions described therein. The Engineering Services Agreement shall become effective simultaneous with the YFAS Sale Closing.

(d) Adient Asia (or a relevant Affiliate thereof), Yanfeng (and HASCO), and J.P. Morgan will enter into the Fund Escrow Agreement.

(e) Adient (and the relevant Affiliates thereof) and Yanfeng (and the relevant Affiliates thereof) will enter into the Termination Agreement and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the Termination Agreement, Adient and its Affiliates and Yanfeng and its Affiliates shall consummate the transactions described therein. The Termination Agreement shall become effective simultaneous with the YFAS Sale Closing.

Section 2.3 YFM Sale. YFAS and KEIPER Seating have entered into an agreement substantially in the form attached hereto as Exhibit G (the “YFM Equity Transfer Agreement”), and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the YFM Equity Transfer Agreement, YFAS and KEIPER Seating shall consummate the transactions described therein, including the YFM Sale.

Section 2.4 75% YFAT Sale. YFAS, Adient Asia, and KEIPER Seating have entered into an agreement substantially in the form attached hereto as Exhibit H (the “YFAT Equity Transfer Agreement”), and as part of the Closing Steps set forth in Article 3, upon and subject to the terms and conditions set forth in this Agreement and in the YFAT Equity Transfer Agreement, YFAS, Adient Asia, and KEIPER Seating shall consummate the transactions described therein, including the 75% YFAT Sale.

Section 2.5 YFAS Dividends. YFAS shall pay to its shareholders:

(a) the YFAS Dividend 1, approved by the relevant resolutions, with the portion due to Adient Asia being paid directly into the bank account of the New Holding Company, as soon as practicable on or after the date hereof and prior to the commencement of the official public listing (正式挂牌) of the YFAS JVs Equity Interests on the platform designated by SUEE; it being understood that Adient intends to use the applicable portion of Adient Asia’s share of the YFAS Dividend 1 for its reinvestment into the New Holding Company.

(b) the YFAS Dividend 2, approved by the relevant resolutions, on the earlier of (i) the date that is four (4) Business Days following the issuance of the new business license to YFAS in connection with the SAMR shareholder change application contemplated in Step I.D of Annex A-1 or (ii) simultaneous with the YFAS Sale Closing (which, for the avoidance of doubt, shall be simultaneous with the YFAS JVs Equity Interests Closing if the New Holding Company is the successful bidder in the Public Auction).

It being understood that with respect to YFAS Dividend 2, YFAS shall conduct a special audit commencing as soon as practicable after SUEE issues the closing certificate to New Holding Company or, if the New Holding Company is not the successful bidder in the Public Auction, the successful bidder in the Public Auction. For the avoidance of doubt, if Adient Asia, in its sole discretion, decides to use all or a portion of Adient Asia’s share of YFAS Dividend 2 for reinvestment into the New Holding Company, then YFAS shall pay such amount for reinvestment to New Holding Company as notified by Adient Asia (provided that such notification is given not less than 5 Business Days prior to the payment date), directly into the bank account of the New Holding Company.

The YFAS board resolutions declaring the foregoing dividends shall explicitly set forth the timing requirements for the payment of each YFAS Dividend consistent with this Section 2.5.

Section 2.6 KEIPER Seating Dividend. KEIPER Seating shall use its reasonable best efforts to declare and pay to its shareholders, no later than June 30, 2021, as a dividend their proportionate share of (a) 100% of KEIPER Seating’s consolidated after-tax earnings as reflected in the consolidated audited financial statements of KEIPER Seating under the line-item “Net Profit Attributable to Equity Owners of the Company” (or its equivalent) for the fiscal year ending in December 31, 2020 or (b) such lesser amount as the board of directors of KEIPER Seating shall unanimously determine.

ARTICLE 3

CONSIDERATION; CLOSING

Section 3.1 Consideration. On the terms and subject to the conditions set forth in this Agreement and in the relevant Definitive Agreements, as part of the corresponding Closing Steps set forth in this Article 3:

(a) In consideration for the sale of the YFAS JVs Equity Interests, the New Holding Company shall pay to YFAS a sum of:

(i) RMB 1,753,950,000 in cash (the “YFAS JVs Equity Interests Purchase Price”); plus

(ii) If a purchase price in excess of the YFAS JVs Equity Interests Purchase Price is paid by the New Holding Company in order for the New Holding Company to become the successful bidder in the Public Auction, an amount equal to such excess amount (the “Additional YFAS JVs Equity Interests Purchase Price”);

(b) In consideration for the YFAS Sale, Yanfeng shall pay to Adient Asia an aggregate payment of RMB 8,063,640,000 (the “YFAS Sale Purchase Price”) of which RMB 3,445,572,000, is payable at the YFAS Sale Closing (the “YFAS Upfront Consideration”) and RMB 4,618,068,000 is payable by Yanfeng to Adient Asia on or before the later of December 21, 2021 and the YFAS Sale Closing (the “YFAS Deferred Consideration”), as specified in more detail in the YFAS Equity Transfer Agreement; and

(c) In consideration for the YFM Sale, KEIPER Seating shall pay to YFAS RMB 70,500,000 (the “YFM Purchase Price”).

(d) In consideration for the 75% YFAT Sale, KEIPER Seating shall pay to YFAS RMB 113,020,000 (the “YFAT Purchase Price”).

(e) In consideration for the Yanfeng (Seating) License, Yanfeng shall pay, or shall cause to be paid, to Adient Luxembourg RMB 385,000,000 (the “Yanfeng (Seating) License Price”).

Section 3.2 Closing Steps. Each of the Parties shall, and shall cause its controlled Affiliates to, take all actions reasonably necessary to complete the Transactions in the order and subject to the conditions set forth below (each such step, a “Closing Step”).

(a) YFM Closing.

(i) (A) Step I.A in Annex A-3 shall have been completed and (B) the conditions in Section 8.1(a) with respect to the YFM Sale (in each case other than with respect to those related to the shareholder change application to SAMR and SAFE shareholder and company type change application) shall have been satisfied prior to the submission of the shareholder change application to SAMR for the YFM Sale.

(ii) After all the actions set forth in Section 3.2(a)(i) have taken place or been satisfied in accordance thereto, YFM shall submit the application for shareholder change application to SAMR for the YFM Sale in accordance with Step I.B in Annex A-3.

(iii) On the fourth Business Day following (and excluding) the date on which the applicable conditions set forth in Section 8.1(a) have been satisfied and all of the conditions set forth in Section 8.1(b) and Section 8.2 and steps to be completed prior to the date on which the YFM Closing occurs as set forth in Annex A-3 have been satisfied (other than those conditions that by their nature are to be satisfied at such Closing Step, subject to the satisfaction or waiver of those conditions), the closing of the YFM Sale shall take place (a) at the offices of Yanfeng at No. 399 Liuzhou Road, Shanghai, the P.R.C., (b) remotely via electronic exchange of documents and signatures or (c) at such other time and place or in such other manner as the Parties may mutually agree in writing, as set forth in the YFM Equity Transfer Agreement (the “YFM Closing”). Concurrently with the YFM Closing, KEIPER Seating shall pay to YFAS the YFM Purchase Price. On the same Business Day as the YFM Closing, (i) all equity interests of YFM held by YFAS shall be transferred to KEIPER Seating and YFAS shall cause YFM to deliver to KEIPER Seating the updated shareholder register and the capital contribution certificate to reflect the YFM Sale and (ii) KEIPER Seating (as the new shareholder replacing YFAS) and each other shareholder of YFM shall enter into YFM’s amended and restated joint venture contract (the “Amended and Restated YFM Joint Venture Contract”), substantially in the form attached hereto as Exhibit I.

(b) 75% YFAT Closing.

(i) (A) Step I.A in Annex A-4 shall have been completed and (B) the conditions in Section 8.1(a) with respect to the 75% YFAT Sale (in each case other than with respect to those related to the shareholder change application to SAMR and SAFE shareholder and company type change application) shall have been satisfied prior to the submission of the shareholder change application to SAMR for the 75% YFAT Sale.

(ii) After all the actions set forth in Section 3.2(b)(i) have taken place or been satisfied in accordance thereto, YFAT shall submit the application for shareholder change application to SAMR for the 75% YFAT Sale in accordance with Step I.B in Annex A-4.

(iii) On the fourth Business Day following (and excluding) the date on which the applicable conditions set forth in Section 8.1(a) have been satisfied and all of the conditions set forth in Section 8.1(c) and Section 8.2 and steps to be completed prior to the date on which the 75% YFAT Closing occurs as set forth in Annex A-4 have been satisfied (other than those conditions that by their nature are to be satisfied at such Closing Step, subject to the satisfaction or waiver of those conditions), the closing of the 75% YFAT Sale shall take place (a) at the offices of Yanfeng at No. 399 Liuzhou Road, Shanghai, the P.R.C., (b) remotely via electronic exchange of documents and signatures or (c) at such other time and place or in such other manner as the Parties may mutually agree in writing, as set forth in the YFAT Equity Transfer Agreement (the “75% YFAT Closing”). Concurrently with the 75% YFAT Closing, KEIPER Seating shall pay to YFAS the YFAT Purchase Price. On the same Business Day as the 75% YFAT Closing, 75% (seventy five percent) equity interests of YFAT shall be transferred to KEIPER Seating by YFAS and YFAS shall cause YFAT to deliver to KEIPER Seating the updated shareholder register and the capital contribution certificate to reflect the 75% YFAT Sale.

(c) Commencement of Public Auction Process. On the second Business Day following (and excluding) the date on which the applicable condition set forth in Section 8.1(a)(ii) have been satisfied and all of the conditions set forth in Section 8.1(d) and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at such Closing Step, subject to the satisfaction or waiver of those conditions) YFAS shall commence the official public listing with respect to the Public Auction for the sale of the YFAS JVs Equity Interests.

(d) YFAS JVs Equity Interests Closing.

(i) (A) Steps I.A, I.B and I.C in each of Annex A-1, Annex A-2 and Steps I.A and I.B in Annex A-5 shall have been completed (other than any steps set forth in Annex A-1, Annex A-2 and Annex A-5 which relate to the payment or settlement of any relevant taxes, to the extent the payment or settlement of such taxes is not a prerequisite to Yanfeng’s ability to pay the YFAS Upfront Consideration or the Yanfeng (Seating) License Price), (B) the conditions in Section 8.1(a) with respect to the YFAS JVs Equity Interests Sale and YFAS Sale (in each case other than with respect to those related to the shareholder change application to SAMR and SAFE shareholder and company type change application) shall have been satisfied and (C) YFAS shall have declared YFAS Dividend 2, in each case in this Section 3.2(d)(i) prior to the submission of the shareholder change application to SAMR for the YFAS JVs Equity Interests Sale.

(ii) After all the actions set forth in Section 3.2(d)(i) have taken place or been satisfied in accordance thereto, YFAS shall submit the application for shareholder change application to SAMR for the YFAS Sale at the same time as the shareholder change application to SAMR registration for the YFAS JVs Equity Interests Sale in accordance with Step I.D in Annex A-1 and A-2.

(iii) On the fourth Business Day following (and excluding) the date on which the applicable conditions set forth in Section 8.1(a), all conditions in Section 8.1(e), Section 8.2 and steps to be completed prior to the YFAS JVs Equity Interests Closing Date as set forth in Annex A-2 have been satisfied (other than those conditions that by their nature are to be satisfied at such Closing Steps, subject to the satisfaction or waiver of those conditions) and, to the extent SUEE permits such closing not to occur prior to the YFAS Sale Closing, the simultaneous occurrence of the YFAS Sale Closing, the closing of the YFAS JVs Equity Interests Sale shall take place (a) at the offices of Yanfeng at No. 399 Liuzhou Road, Shanghai, the P.R.C., (b) remotely via electronic exchange of documents and signatures or (c) at such other time and place or in such other manner as the Parties may mutually agree in writing, as set forth in the YFAS JVs Interests Equity Transfer Agreement (the “YFAS JVs Equity Interests Closing” and, the date on which the YFAS JVs Equity Interests Closing occurs, the “YFAS JVs Equity Interests Closing Date”). Concurrently with the YFAS JVs Equity Interests Closing (including transfer of the YFAS JVs Equity Interests to the New Holding Company), Adient shall cause New Holding Company to consent to and instruct SUEE to release to YFAS the YFAS JVs Equity Interests Purchase Price and any Additional YFAS JVs Equity Interests Purchase Price in accordance with the YFAS JVs Interests Equity Transfer Agreement on the YFAS JVs Equity Interests Closing Date, it being understood that if New Holding Company is the successful bidder in the Public Auction, SUEE releasing the YFAS JVs Equity Interests Purchase Price and any Additional YFAS JVs Equity Interests Purchase Price to YFAS and J.P. Morgan releasing the YFAS Upfront Consideration to Adient Asia shall occur concurrently. On the same Business Day as the YFAS JVs Equity Interests Closing Date (and simultaneous with YFAS Sale Closing Date), (i) the YFAS JVs Equity Interests shall be transferred to the New Holding Company, including that YFAS shall cause, with reasonable assistance provided by Yanfeng and Adient, each YFAS JV to deliver to the New Holding Company the updated shareholder register and the capital contribution certificate to reflect the YFAS JVs Equity Interests Sale and (ii) the TSA shall become effective. Notwithstanding anything to the contrary, if after YFAS conducts and completes the Public Auction, the New Holding Company is not the successful bidder in the Public Auction, the YFAS JVs Equity Interests Sale shall immediately cease to be a Closing Step and the YFAS JVs Equity Interests Transactions shall immediately cease to be a Transaction, provided, that, all terms, obligations and conditions to implement and effectuate the YFAS Sale Transactions, the YFAS Dividends, the YFM Sale and the 75% YFAT Sale shall continue in full force and effect.

(e) YFAS Sale Closing.

(i) (A) Steps I.A, I.B and I.C in Annex A-1, Step I.A in Annex A-3 and Annex A-4 and Steps I.A and I.B in Annex A-5 and, if New Holding Company is the successful bidder in the Public Auction, Steps I.A, I.B and I.C in Annex A-2 shall have been completed (other than any steps set forth in Annex A-1, Annex A-2 and Annex A-5 which relate to the payment or settlement of any relevant taxes, to the extent the payment or settlement of such taxes is not a prerequisite to Yanfeng’s ability to pay the YFAS Upfront Consideration or the Yanfeng (Seating) License Price), (B) the conditions in Section 8.1(a) with respect to the YFAS JVs Equity Interests Sale (if New Holding Company is the successful bidder in the Public Auction) and YFAS Sale (in each case other than with respect to those related to the shareholder change application to SAMR and SAFE shareholder and company type change application) shall have been satisfied, (C) YFAS shall have declared YFAS Dividend 2 and (D) Adient Asia (or a relevant Affiliate thereof), Yanfeng, and J.P. Morgan will have entered into the Fund Escrow Agreement prior to the submission of the shareholder change application to SAMR for the YFAS Sale.

(ii) If (a) the New Holding Company is the successful bidder in the Public Auction, after all the actions set forth in Section 3.2(e)(i) have taken place or been satisfied in accordance thereto, YFAS shall submit the application for shareholder change application to SAMR for the YFAS Sale at the same time as the shareholder change application to SAMR registration for the YFAS JVs Equity Interests Sale or (b) if another Person other than New Holding Company (or no Person) is the successful bidder in the Public Auction, after all the actions set forth in Section 3.2(e)(i) have taken place or been satisfied in accordance thereto, YFAS shall submit the shareholder change application to SAMR registration for the YFAS Sale as soon as practicable thereafter and upon SUEE issuing the closing certificate with respect to the sale of the YFAS JVs to such other Person in accordance with Step I.D in Annex A-1.

(iii) On the fourth Business Day following (and excluding) the date on which the applicable conditions set forth in Section 8.1(a), all conditions in Section 8.1(f) and Section 8.2 and the steps to be completed prior to the YFAS Sale Closing Date as set forth in Annex A-1 and Annex A-5 have been satisfied (other than those conditions that by their nature are to be satisfied at such Closing Steps subject to the satisfaction or waiver of those conditions), the closing of the YFAS Sale shall take place (a) at the offices of Yanfeng at No. 399 Liuzhou Road, Shanghai, the P.R.C., (b) remotely via electronic exchange of documents and signatures or (c) at such other time and place or in such other manner as the Parties may mutually agree in writing, as set forth in the YFAS Equity Transfer Agreement (the “YFAS Sale Closing” and the date on which the YFAS Sale Closing occurs, the “YFAS Sale Closing Date”). After SASAC approval related to the YFAS Sale and YFAS JVs Equity Interests Sale, (i) concurrently with the New Holding Company paying the YFAS JVs Equity Interests Purchase Price into an account of SUEE in accordance with the YFAS JVs Interests Equity Transfer Agreements if the New Holding Company is the successful bidder in the Public Auction, (ii) concurrently with the successful bidder (other than the New Holding Company) depositing the purchase price to be paid by such Person for the purchase of the YFAS JVs into an account of SUEE if a Person other than the New Holding Company is the successful bidder in the Public Auction or (iii) concurrently with the submission of the shareholder change application to SAMR for the YFAS Sale if there is no successful bidder in the Public Auction, Yanfeng shall deposit the YFAS Upfront Consideration into the escrow account on the terms and subject to the conditions set forth in the Fund Escrow Agreement.

(iv) Simultaneous with the YFAS Sale Closing and, if the New Holding Company is the successful bidder in the Public Auction, the YFAS JVs Equity Interests Closing:

(A) Adient Asia shall transfer all of the issued and outstanding equity interest in YFAS held, directly or indirectly, by Adient Asia to Yanfeng and YFAS shall, and Yanfeng and Adient Asia shall cause YFAS to, deliver to Yanfeng the updated shareholder register and the capital contribution certificate to reflect the YFAS Sale.

(B) Yanfeng shall pay Adient Luxembourg the Yanfeng (Seating) License Price.

(C) The Termination Agreement shall become effective.

(D) The Engineering Services Agreement shall become effective.

(v) On the YFAS Sale Closing Date, subject to the completion of the steps set forth in Annex A-1 and Annex A-5 hereto (other than any steps set forth in Annex A-1 or Annex A-5 which relate to the payment or settlement of any relevant taxes, to the extent the payment or settlement of such taxes is not a prerequisite to Yanfeng’s ability to pay the YFAS Upfront Consideration or the Yanfeng (Seating) License Price), J.P. Morgan shall be instructed to immediately release to Adient Asia the YFAS Upfront Consideration as set forth in the YFAS Equity Transfer Agreement and the Fund Escrow Agreement (the “YFAS First Payment”) and Yanfeng shall pay to Adient Luxembourg the Yanfeng (Seating) License Price in accordance with Annex A-5, it being understood that if the New Holding Company is the successful bidder in the Public Auction, SUEE releasing the YFAS JVs Equity Interests Purchase Price and any Additional YFAS JVs Equity Interests Purchase Price to YFAS and J.P. Morgan releasing the YFAS Upfront Consideration to Adient Asia shall occur concurrently. Prior to the payment of the YFAS Upfront Consideration, in accordance with Section 3.2 of the YFAS Equity Transfer Agreement, Yanfeng shall submit all necessary documents to the tax authorities and bank in the P.R.C. for the necessary tax recordals and provide to Adient Asia copies of each tax recordal concurrently with the YFAS Upfront Consideration payment.

(vi) On or prior to the later of December 21, 2021 and the YFAS Sale Closing, Yanfeng shall pay to Adient Asia the YFAS Deferred Consideration (less any amount required to be withheld for tax purposes as determined pursuant to Section 7.1 hereof) as set forth in the YFAS Equity Transfer Agreement (together with the YFAS First Payment, the “YFAS Payment”). Each of the Parties agrees that it shall have no right to offset any amounts payable as YFAS Deferred Consideration against any other payments or amounts owed by or among the Parties or any of their Affiliates to any other Party or any of its Affiliates. The YFAS Deferred Consideration shall be made in RMB in immediately available funds by wire transfer to an account or accounts (provided that such account or accounts will have been designated by Adient Asia at least two (2) Business Days prior to the later of December 21, 2021) and the YFAS Sale Closing. Prior to the payment of the YFAS Deferred Consideration, in accordance with Section 3.3 of the YFAS Equity Transfer Agreement, Yanfeng shall submit all necessary documents to the tax authorities and bank in the P.R.C. for the necessary tax recordals and provide to Adient Asia copies of each tax recordal concurrently with the YFAS Deferred Consideration payment.

Section 3.3 Closing Related Covenants. As promptly as possible following the date of the YFAS Sale Closing, Yanfeng, YFAS, Adient and Adient Asia shall, and shall procure their relevant Subsidiaries to, take any steps required to be taken after the YFAS Sale Closing Date set forth in Annex A-1, Annex A-5 and Annex B hereto in order to obtain any necessary Consent from any Governmental Body.

Section 3.4 YFAS Deferred Consideration. Notwithstanding the foregoing, after the YFAS Sale Closing and immediately prior to any YFAS Change of Control, the YFAS Deferred Consideration shall become immediately due and payable and Yanfeng shall (or shall cause YFAS to) pay such amount to Adient Asia prior to such YFAS Change of Control.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Parties, as of the date hereof and as of each Closing Step, as follows:

(a) Organization. Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Definitive Agreements to which it is a party.

(b) Due Authorization. The execution, delivery and performance of this Agreement and the Definitive Agreements to which it is a party has been duly authorized by all necessary action on the part of such Party, and each of this Agreement and the Definitive Agreements to which it is a party is (or, at the time it is entered into, will be) a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Government Consents. Other than as set forth on Annex B and Annex C hereto, no expirations of waiting periods under applicable Antitrust Laws and no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Body by such Party in connection with the execution and delivery by such Party of this Agreement and the Definitive Agreements to which it is a party or the consummation of the Transactions contemplated by this Agreement and the Definitive Agreements.

(d) No Violation or Breach. The execution, delivery and performance by such Party of this Agreement and the Definitive Agreements to which it is a party does not constitute (i) a violation of any provision of the Organizational Documents of such Party, (ii) a violation of any applicable Law to which such Party is subject or (iii) a breach of any material Contract to which such Party is a party, except in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement and the Definitive Agreements to which it is a party.

(e) Litigation. No Legal Proceeding brought by any Governmental Body is pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates that (i) challenges or seeks to prevent, enjoin or otherwise delay any of the Transactions contemplated by this Agreement or the Definitive Agreements or (ii) would otherwise reasonably be expected to have a material adverse effect on the ability of such Party to exercise its rights or perform its obligations under this Agreement or the Definitive Agreements.

(f) No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 and any representations and warranties expressly set forth in the Definitive Agreements to which it is a party, neither such Party nor any other Person makes any other express or implied representation or warranty on behalf of such Party.

Section 4.2 Representations and Warranties of Yanfeng and YFAS.

(a) Third-Party Consents. Each of Yanfeng and YFAS represents and warrants to the other Parties, as of the date hereof, it has received and delivered to the other Parties a waiver of the first right of refusal and executed resolution approving the YFM Sale from third party joint venture partners necessary to consummate the YFM Sale and transfer its ownership in YFM’s equity interests, free from any interest or equity of any third party (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above.

(b) Appraisal Reports. Each of Yanfeng and YFAS represents and warrants to Adient that (i) it has delivered the Final YFAS Appraisal Report, the Final YFAS JVs Appraisal Report, the Final YFM Appraisal Report and the Final YFAT Appraisal Report to Adient prior to the date hereof and (ii) as of the date hereof and as of the date of submission of the required materials and information to SASAC for approval of the applicable Transaction by SASAC, the valuation results in the Final YFAS Appraisal Report, the Final YFAS JVs Appraisal Report, the Final YFM Appraisal Report and the Final YFAT Appraisal Report Legally Support the YFAS Sale Purchase Price, YFAS JVs Equity Interests Purchase Price, YFM Purchase Price and YFAT Purchase Price, respectively.

Section 4.3 Representations and Warranties of Adient and Adient Asia

(a) Each of Adient and Adient Asia represents and warrants to the other Parties, as of the date hereof, it has received and delivered to the other Parties a waiver of the first right of refusal and executed resolution approving the equity transfer in CQYFAS from third party joint venture partners necessary to consummate the equity transfer in CQYFAS and transfer its ownership in CQYFAS’s equity interests, respectively, free from any interest or equity of any third party (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above.

ARTICLE 5

REGULATORY APPROVALS; OTHER COVENANTS

Section 5.1 Reasonable Best Efforts.

(a) Each of the Parties shall cooperate and use its respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent hereunder, including securing as promptly as practicable all Consents required in connection with the Transactions contemplated by this Agreement and the Definitive Agreements, including those set forth on Annex B hereto. Without limiting the generality of the foregoing, the Parties shall make all filings and submissions in connection with the satisfaction of the condition in Section 8.1(a)(i) relating to the Consents set forth in Annex C and promptly file any additional information requested as soon as practicable after receipt of such request therefor. To the extent that, as an accommodation to any Party in its capacity as a buyer (the “Buyer”) and with the Buyer’s prior written consent, any other Party incurs costs that the Buyer otherwise would have to incur in order to secure any Consent, the Buyer shall promptly reimburse such other Party for any such costs that are invoiced by such other Party to the Buyer. Notwithstanding anything to the contrary contained herein, none of the Parties shall be required to (A) agree to a Burdensome Condition or (B) litigate against any Legal Proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the Transactions contemplated by this Agreement or the Definitive Agreements as violative of any Antitrust Law or any other applicable Laws.

(b) The Parties shall cooperate with one another and shall promptly furnish to the other Parties all information necessary or desirable in connection with making any application or filing under the Antitrust Laws and any other applicable Laws, and in connection with resolving any investigation or other inquiry by any Governmental Body under any Antitrust Laws or any other applicable Laws with respect to the Transactions contemplated by this Agreement or the Definitive Agreements. Each of the Parties shall promptly inform all other relevant Parties of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Body regarding any such filings or any such Transaction (including, to the extent not prohibited by applicable Law, by providing copies of all such written communications from any Governmental Body); provided that none of the Parties shall agree to or enter into any such understanding, undertaking or agreement with any Governmental Body without the other Parties’ prior written consent. None of the Parties shall participate in any meeting or telephone call (to the extent such call is reasonably expected to be substantive in nature) with any Governmental Body in respect of any such filings, investigation or other inquiry without giving all other Parties reasonable prior notice of, and the opportunity to participate in, the meeting or telephone call (as the case may be). The Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to any Antitrust Laws and any other applicable Laws (including, with respect to making a particular filing, by providing copies of all such documents to any non-filing Party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested by such non-filing Party in connection therewith).

(c) Each Party shall promptly inform the MOU and Public Auction Committee of any communication with, and any proposed understanding, undertaking or agreement with, SUEE regarding the Public Auction or the Auction Process MOU (including, to the extent not prohibited by applicable Law, by providing copies of all such written communications from SUEE). None of the Parties shall participate in any meeting or telephone call (to the extent such call is reasonably expected to be substantive in nature) with SUEE in respect of the Public Auction without giving all members of the MOU and Public Auction Committee reasonable prior written notice of, and all its members the opportunity to participate in, the meeting or telephone call (as the case may be). If a proposal is made or a decision is sought in respect of the conduct of the Public Auction but such proposal is not approved or such decision is not reached by the MOU and Public Auction Committee in accordance with the conditions set forth herein (in each case, a “Deadlock”), each of Adient and Yanfeng may give written notice to the other Party that it considers a Deadlock has occurred (the “Deadlock Notice”). If a Deadlock Notice has been delivered, the Parties shall seek to resolve the Deadlock through amicable negotiations and in good faith, including without limitation, soliciting opinions and advice from the brokers engaged by each Party for purposes of the Public Auction, and communicating with SUEE. If the Deadlock has not been solved within five (5) Business Days following delivery of the Deadlock Notice, the Parties shall refer the Deadlock to the representatives of appropriate seniority appointed by each Party who shall seek in good faith to resolve the Deadlock. The appointed representatives shall meet (in person or by telephone call) within five (5) Business Days following such referral.

(d) YFAS and Adient Asia, as directors on the board of CQYFAS, agree to refrain from taking any action to cause CQYFAS to declare or pay any dividends to CQYFAS’s shareholders at any time prior to the YFAS Sale Closing.

(e) Each of Yanfeng and YFAS shall, with Adient and Adient Asia’s cooperation, use its reasonable best efforts (i) to ensure all Consents of a third party necessary to complete the YFM Sale have been received prior to the applicable closing, including those in connection with any Third Party Rights necessary to complete the YFM Sale, which includes any third party joint venture partners’ agreement to cooperate with the Parties and, in YFAS’s capacity as a shareholder of YFM, to cause YFM, to take all actions and execute and deliver all documents required to be taken, executed or delivered by the YFM as provided in Annex A-3 and (ii) to cause YFAS LF to take all actions and execute and deliver all documents required to be taken, executed or delivered by YFAS LF as provided in Annex A-2 (except Step I.B and Step I.E of Annex A-2). Each of Adient and Adient Asia shall, with Yanfeng and YFAS’s cooperation, use its reasonable best efforts (x) to ensure all Consents of a third party necessary to complete the YFAS JVs Equity Interests Sale have been received prior to the applicable closing, including those in connection with any Third Party Rights necessary to complete the YFAS JVs Equity Interests Sale, which includes any third party joint venture partners’ agreement to cooperate with the Parties and (y) to cause YFAS LF to take all actions and execute and deliver all documents required to be taken, executed or delivered by YFAS LF as provided in Step I.E of Annex A-2. Each of Adient, Adient Asia, Yanfeng and YFAS shall use its reasonable best efforts to cause CQYFAS to take all actions and execute and deliver all documents required to be taken, executed or delivered by CQYFAS as provided in Annex A-2. Each of Yanfeng and Adient Asia shall provide the other Party with copies of the documents set forth in Step I.D.4 and D.5 of Annex A-2 and Step I.B.4 and B.5 of Annex A-3 and any third party Consents received by Yanfeng or Adient Asia within two Business Days of receipt and Yanfeng shall provide Adient Asia with executed confirmation letters from Yanfeng stating that the SASAC Certificate and/or SAMR Registration of Shareholder Change approvals set forth in Annex A-1 through Annex A-4 have been received within two Business Days of receipt of such approvals.

(f) The Parties shall cooperate and use their respective reasonable best efforts to have the application for SAMR registration of the 25% YFAT Sale, 75% YFAT Sale, the YFM Sale, the YHAS Sale and the GZDFAS Sale submitted at the same time, and in any event on or prior to the date that the applications for SAMR registrations for the YFAS JVs Equity Interests Sale (if the New Holding Company is the successful bidder in the Public Auction) and YFAS Sale are submitted.

Section 5.2 Further Assurances.

(a) On the terms and subject to the conditions set forth herein, the Parties shall cooperate with each other and use (and cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, as promptly as practicable, reasonably necessary, proper or advisable on their part under this Agreement, the Definitive Agreements and applicable Law: including (i) to undertake and complete the actions and consummate all of the Transactions contemplated by this Agreement (including entry into and consummation of the Definitive Agreements), (ii) that to the extent permitted by Law, Adient, Yanfeng and YFAS will use reasonable best efforts to support New Holding Company’s participation in and successful consummation of the Public Auction for the YFAS JVs Equity Interests and, if the New Holding Company has submitted a purchase application which shall not be inconsistent in any material respect with the terms of the Auction Process MOU to SUEE to participate in the Auction Process at least three (3) Business Days prior to the last day of the notice period of the official public listing process (挂牌公告期) as required by SUEE, then neither Yanfeng, YFAS nor their respective Affiliates will participate as a bidder or encourage, facilitate or otherwise support a bidder that is not New Holding Company in any manner, in the Public Auction, (iii) Adient, Adient Asia and New Holding Company will use reasonable best efforts to support New Holding Company’s successful bid in the Public Auction for the YFAS JVs Equity Interests subject to Section 2.1(c), (iv) subject to Section 5.1, to prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations, necessary or advisable to be obtained in order to comply with the terms hereof, and (v) to deliver such notices and take such other actions as may be required to terminate, in accordance with their terms as of the applicable closing, existing agreements that limit the operation of the provisions hereof or any of the Definitive Agreements as provided in the Definitive Agreements and the Termination Agreement (“Existing Agreements”). Without limitation to the foregoing, if SUEE conducts and completes the Public Auction and there is no successful bidder, then Yanfeng shall be permitted to purchase the YFAS JVs Equity Interests from YFAS for the YFAS JVs Equity Interests Purchase Price, and Adient shall provide and shall cause to be provided to Yanfeng and YFAS reasonable assistance necessary to complete the purchase.

(b) From the date of this Agreement until the YFAS Sale Closing, as further provided in and subject to the terms of the YFAS JVs Interests Equity Transfer Agreements, YFAS JVs Equity Interests Complete Agreement and YFAS Equity Transfer Agreement, each of Adient, Yanfeng and YFAS shall operate, or cause the operation of, YFAS, each of the YFAS JVs, YFAT and YFM in the ordinary course of business consistent with past practice. The obligation with respect to YFAS JVs in this Section 5.2(b) shall cease if the New Holding Company is not the successful bidder in the Public Auction.

(c) From the date of this Agreement until the 12-month anniversary of the YFAS JVs Equity Interests Closing, neither Yanfeng, YFAS nor any of their respective Affiliates, will directly or indirectly, seek to encourage or induce any of the YFAS JVs’ customers or suppliers to cease doing business with, or less of its business with, the YFAS JVs, or otherwise interfere (or attempt to interfere) in any manner with any of the YFAS JVs’ existing customer and supplier contracts, business relationships or other arrangements. This Section 5.2(c) shall not apply to any such customer or supplier who independently approaches Yanfeng, YFAS or any of their respective Affiliates or independently ceases doing business with the YFAS JVs. The obligation in this Section 5.2(c) shall cease if the New Holding Company is not the successful bidder in the Public Auction.

Section 5.3 Use of Adient Trademarks.

(a) Yanfeng, for itself and its Subsidiaries (including, after the YFAS Sale Closing Date, YFAS and its applicable Subsidiaries), acknowledges and agrees that, except as specifically provided in this Section 5.3, none of Yanfeng and its Affiliates shall acquire or otherwise obtain any right, title or interest in, to or under any of the Adient Marks, and, except as provided in this Section 5.3, following the YFAS Sale Closing Date, neither Yanfeng nor any of its Subsidiaries (including, after the YFAS Sale Closing Date, YFAS and its applicable Subsidiaries) shall (i) have any rights in or to the Adient Marks or (ii) use any of the Adient Marks (including in the corporate or other legal name of YFAS or any of its applicable Subsidiaries).

(b) Subject to the terms and conditions herein, Adient, on behalf of itself and its Subsidiaries, hereby grants to YFAS and its Subsidiaries, solely during the Phase-Out Period, a limited, royalty-free, non-transferrable, non-exclusive, non-transferable license to use and display any Adient Mark used by YFAS or any of its Subsidiaries as of the YFAS Sale Closing Date (the “Adient Licensed Trademarks”) in substantially the same manner as used by YFAS and its Subsidiaries as of the YFAS Sale Closing Date, including as such Trademarks appear on tangible or web-based materials (“Marked Materials”) in substantially the same form as such Marked Materials exist as of the YFAS Sale Closing Date; provided, however, that Yanfeng shall use (or shall require its applicable Subsidiaries to use) commercially reasonable efforts to, as soon as reasonably practicable following the YFAS Sale Closing Date, (i) make such filings as are necessary to change the corporate or other legal names of YFAS or any of its Subsidiaries that include any Adient Marks and provide evidence thereof to Adient and (ii) during the applicable Phase-Out Period and subject to Section 5.3(c), re-label, destroy, or exhaust all Marked Materials bearing any Adient Mark. Any goodwill arising from the use of the Adient Licensed Trademarks by Yanfeng or its Subsidiaries shall inure to the benefit of Adient. The “Phase-Out Period” means (A) twelve (12) months immediately following the YFAS Sale Closing Date solely with respect to YFAS’s and its Subsidiaries’ use and display of the Adient Marks as part of the corporate or other legal names of YFAS or any of its Subsidiaries, and (B) six (6) months immediately following the YFAS Sale Closing Date, for all other uses and displays of the Adient Marks.

(c) Notwithstanding any of the foregoing, neither the expiration of the license granted under Section 5.3(b) nor anything else set forth under this Agreement shall affect the rights of Yanfeng or its Subsidiaries (including, after the YFAS Sale Closing Date, the rights of YFAS or any of its applicable Subsidiaries) after the YFAS Sale Closing Date to: (i) retain and use, for Yanfeng’s and its Subsidiaries’ internal business purposes, records and other historical or archived documents containing or referencing any Adient Licensed Trademarks and (ii) use Adient Marks to the extent required by or permitted as fair use or otherwise under applicable Law.

Section 5.4 Use of Yanfeng Trademarks.

(a) Adient, for itself and its Subsidiaries (including, after the YFAS Sale Closing Date, if New Holding Company is the winning bidder of the Public Auction, the YFAS JVs), acknowledges and agrees that, except as specifically provided in this Section 5.4, none of Adient and its Affiliates shall acquire or otherwise obtain any right, title or interest in, to or under any of the Yanfeng Marks, and, except as provided in this Section 5.4, following the YFAS Sale Closing Date, neither Adient nor any of its Subsidiaries (including, after the YFAS Sale Closing Date, if New Holding Company is the winning bidder of the Public Auction, the YFAS JVs) shall (i) have any rights in or to the Yanfeng Marks or (ii) use any of the Yanfeng Marks (including in the corporate or other legal name of any applicable YFAS JV).

(b) Subject to the terms and conditions herein, Yanfeng, on behalf of itself and its Subsidiaries, hereby grants to, if the New Holding Company is the winning bidder of the Public Auction, each YFAS JV and their Subsidiaries solely during the Phase-Out Period, a limited, royalty-free, non-transferrable, non-exclusive, non-transferable license to use and display any Yanfeng Mark used by such YFAS JV or any of their Subsidiaries as of the YFAS Sale Closing Date (the “Yanfeng Licensed Trademarks”) in substantially the same manner as used by the YFAS JVs or any of their Subsidiaries as of the YFAS Sale Closing Date, including as such Trademarks appear on Marked Materials in substantially the same form as such Marked Materials exist as of the YFAS Sale Closing Date; provided, that Adient shall use (or shall require its applicable Subsidiaries to use) commercially reasonable efforts to, as soon as reasonably practicable following the YFAS Sale Closing Date, (i) make such filings as are necessary to change the corporate or other legal names of the YFAS JVs or any of the applicable Subsidiaries and provide evidence thereof to Yanfeng and (ii) during the applicable Phase-Out Period and subject to Section 5.4(c), re-label, destroy or, exhaust all Marked Materials bearing any Yanfeng Mark. Any goodwill arising from the use of the Yanfeng Licensed Trademarks by Adient or its Subsidiaries shall inure to the benefit of Yanfeng. The “Phase-Out Period” means (A) twelve (12) months immediately following the YFAS Sale Closing Date solely with respect to each YFAS JV and their respective Subsidiaries’ use and display of the Yanfeng Marks as part of the corporate or other legal names of each YFAS JV or any of their Subsidiaries, and (B) six (6) months immediately following the YFAS Sale Closing Date, for all other uses and displays of the Yanfeng Marks.

Section 5.5 Adient-YFAS Ongoing Supply Arrangements. Adient and YFAS hereby agree, after the YFAS Sale Closing, to continue to supply (directly or through one or more of their respective controlled Affiliates or joint ventures) to each other and each other’s Supply Recipients the relevant Supply Products pursuant to the prices and terms and volume, in each case, in accordance with the relevant Customer Supply Contracts. Adient and YFAS agree that it will and will cause its applicable controlled Affiliates or joint ventures to accept all purchase orders submitted or issued by the other Party or its Supply Recipients in connection with the Customer Supply Contracts on, as of or following the date of the YFAS Sale Closing. The existing terms and conditions of purchase applicable to any Customer Supply Contracts shall continue to apply. Between the date of the Agreement and the YFAS Sale Closing Date, Adient and YFAS agree to update Schedule A to include all of the Customer Supply Agreements that are effective as of the date of the YFAS Sale Closing.

Section 5.6 Survival; Limitation on Liability.

(a) The representations and warranties of the Parties contained in Article 4 shall survive the Closing for a period of twelve (12) months. The covenants of the Parties contained herein shall survive until the date that is six (6) months after the Closing or for any other period explicitly specified therein. Any claim or suit for breach of any representation, warranty, or covenant must be brought and made prior to the expiration of the applicable survival term set forth in this Section 5.6(a).

(b) NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND SUBJECT TO ANY PROVISIONS TO THE CONTRARY IN ANY DEFINITIVE AGREEMENT, AND EXCEPT FOR ANY BREACH OF Section 6.2 NO PERSON SHALL BE ENTITLED TO RECOVER FROM ANY PARTY ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR BRAND VALUE, DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF BUSINESS VALUATION MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, EXCEPT AS REIMBURSEMENT TO THE EXTENT SUCH DAMAGES ARE AWARDED BY A COURT OF COMPETENT JURISDICTION TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM; PROVIDED, HOWEVER, THAT THE LIMITATIONS ON A PARTY’S LIABILITY SET FORTH IN THIS Section 5.6(b) SHALL NOT APPLY IN CASE OF SUCH PARTY’S FRAUD, WILLFUL MISCONDUCT IN THE PERFORMANCE OF THIS AGREEMENT OR ANY DEFINITIVE AGREEMENT OR WILLFUL BREACH OF THIS AGREEMENT OR ANY DEFINITIVE AGREEMENT.

ARTICLE 6

PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY

Section 6.1 Public Announcements. Each of Adient and Yanfeng will issue an initial press release regarding the Transactions, the transactions in the Ancillary Master Agreement, the GZDFAS Sale, the YHAS Sale, the 25% YFAT Sale (the “Disclosed Transactions”) and Adient will issue a Current Report on Form 8-K under the Securities Exchange Act of 1934 and Huayu Automotive Systems Co., Ltd. (华域汽车系统股份有限公司) will make an announcement under the applicable listing rules, in each case, describing the Disclosed Transactions and filing this Agreement, the YFAS Equity Transfer Agreement and the Ancillary Master Agreement (collectively, the “Initial Disclosures”); provided that Adient and Yanfeng shall have provided each other with a draft of such initial press release and a reasonable opportunity to review and comment on such press release prior to its issuance (it being understood that each of Adient and Yanfeng shall consider and make a good faith effort to reflect the other Party’s comments). Except as otherwise expressly contemplated by this Agreement or the Definitive Agreements, none of the Parties (nor any of their respective Affiliates) shall issue any other press release or otherwise make any public statements or disclosure with respect to the execution or performance of this Agreement or to the Disclosed Transactions contemplated hereby or by the Definitive Agreements without the prior written consent of the other Parties; provided, however, that, notwithstanding anything to the contrary in this Agreement or the Definitive Agreements, none of the Parties shall be restrained from making such disclosure as may be required by Law or by the listing agreement with or regulations of any stock exchange (in which case the Party seeking to make such disclosure shall promptly notify the other Parties thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued); provided, further, that each Party may make public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with the Initial Disclosures or other previous public statements, disclosures or communications made by the Parties or to the extent that they have been reviewed and previously approved by all of the Parties.

Section 6.2 Confidentiality. Subject to the requirements of applicable Law, each Party acknowledges that the information provided to it and its Representatives in connection with this Agreement, the Definitive Agreements and the Transactions contemplated hereby and thereby are subject to the terms of the Confidentiality Agreement, which shall be deemed incorporated herein by reference as if set forth herein. The Parties hereby agree that upon the YFAS Sale Closing, Section 6 of the Confidentiality Agreement shall terminate and shall no longer be applicable to the Parties.

ARTICLE 7

TAX MATTERS

Section 7.1 Withholding Income Taxes.

(a) Withholding Income Taxes for YFAS Sale Transactions. To the extent that Yanfeng is required to withhold income taxes with respect to YFAS Payment, i.e., YFAS Upfront Consideration and YFAS Deferred Consideration, to Adient Asia made under this Agreement or any Definitive Agreements, then (i) Yanfeng shall promptly notify Adient Asia of the need to withhold such taxes with respect to such payment, and (ii) the Parties shall use commercially reasonable efforts to reduce such taxes; provided that, in respect of the YFAS Sale Purchase Price, Yanfeng shall not be entitled to withhold or deduct any taxes unless and until the relevant tax Governmental Body in the P.R.C. (the “Tax Authority”) has determined after completion of the tax recordal and assessment process in respect of the YFAS Sale Transactions contemplated by the YFAS Equity Transfer Agreement that such transaction results in a gain subject to tax; provided, further, that if such determination by the Tax Authority has been made in respect of the YFAS Sale Transactions as of the YFAS Sale Closing and Yanfeng and Adient Asia agree with the tax amount determined by the Tax Authority (or such determination has otherwise become final as of such time), Yanfeng shall be entitled to withhold such taxes as determined by the Tax Authority and shall timely pay the full amount deducted or withheld to the Tax Authority in accordance with applicable Law. Yanfeng must provide the withholding income tax return for any such claim made to Adient (or Adient Asia). Adient (or Adient Asia) will be the party or has the right to appoint its tax advisors to handle any discussion/disputes with and assessment from the Tax Authority and will participate in the negotiation with the Tax Authority in respect of the YFAS Sale contemplated by the YFAS Equity Transfer Agreement. This indemnification applies only to any unpaid withholding income tax on the YFAS Sale contemplated by the YFAS Equity Transfer Agreement. It does not include any other transactions related to Adient, Yanfeng or YFAS. For clarity, if the tax recordal and assessment process confirms that other transactions covered in this agreement or any Definitive Agreement will trigger the tax recordal requirement but results in no equity transfer gain, Adient Asia and Yanfeng shall cooperate fully to obtain sufficient supporting documents to show that the tax assessment process has been completed resulting in no gain.

(b) Withholding Income Taxes for YFAS Dividends. Adient Asia or any of its Affiliates may use the YFAS Dividends for re-investment in the P.R.C. (“Reinvestment”). To the extent that YFAS is required to withhold income taxes with respect to the YFAS Dividends and Adient Asia or its Affiliates decide to use any of the YFAS Dividends for Reinvestment, then (i) the Parties shall use commercially reasonable efforts to defer such taxes based on the P.R.C. tax circular i.e., Caishui 2018 No. 102 (the “Circular 102”); and (ii) YFAS shall use commercially reasonable efforts to cooperate, prepare and collect relevant tax filing materials and submit the relevant materials to the Tax Authority to complete the tax recordal of the withholding income tax filing or deferral application for Reinvestment with the YFAS Dividends.

(c) In addition to the transactions mentioned in Section 7.1 (a) and (b) above, each Party shall respectively pay their own income taxes, including corporate income tax and withholding income tax if and to the extent applicable on any other transactions contemplated by this Agreement and any Definitive Agreement as required by the relevant tax laws and regulations. To the extent that any other transactions contemplated by this Agreement and any Definitive Agreement (including, the Yanfeng (Seating) License Agreement) will trigger withholding obligations on the income taxes for Adient or any of its Affiliates, the withholding obligation and procedures shall follow the same mentioned in Section 7.1(a) above.

Section 7.2 Transaction Taxes

(a) Except if and to the extent expressly provided otherwise in Section 7.2(b) and any Definitive Agreement, each Party shall pay all of their respective applicable transaction taxes, including value added tax (“VAT”), sales and use taxes, local levies, stamp duties, customs, tariffs and other government-imposed transactional charges, in each case, if and to the extent applicable (“Transaction Taxes”). Each Party shall use reasonable best efforts to avail itself of any available exemptions from any Transaction Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

(b) Yanfeng, YFAS and their respective Affiliates, as the licensees, shall bear any VAT under P.R.C. Law incurred in connection with the Yanfeng (Seating) License Agreement. Adient and its respective Affiliates, as the licensors, shall bear any surtaxes (i.e. City Maintenance and Construction Tax and Educational Surcharges) under P.R.C. Law incurred in connection with the Yanfeng (Seating) License Agreement.

Section 7.3 Other Tax Matters

(a) Each Party shall bear all taxes in P.R.C. including withholding income taxes and transactions taxes, if any, for the reimbursement of the Additional YFAS JVs Equity Interests Purchase Price paid to Adient under Section 3.1(a).

(b) Each Party shall use reasonable best efforts to avail itself of any available exemptions and reductions from any taxes imposed by the Tax Authority under this Agreement and any Definitive Agreement, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions and reductions.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of All Parties. The obligations of the Parties to effect each Closing Step are subject to the satisfaction (or waiver) on or prior to the relevant Closing Step of the following conditions and of each condition to closing set forth in the Definitive Agreement which is required on or prior to the relevant Closing Step:

(a) Conditions to all Closing Steps

(i) Regulatory Consents. Those Consents set forth in Annex B and Annex C which are required to be obtained or made in connection with each Closing Step under applicable Laws shall have been obtained or made on or prior to each Closing Step as set forth in Annex B and Annex C.

(ii) No Prohibition. No Law or Order shall be in effect prohibiting the applicable Transaction as of each Closing Step.

(b) Conditions to the YFM Closing

(i) The valuation result in the final YFM appraisal (the “Final YFM Appraisal Report”) Legally Supports the YFM Purchase Price.

(c) Conditions to the 75% YFAT Closing

(i) The valuation result in the final YFAT appraisal (the “Final YFAT Appraisal Report”) Legally Supports the YFAT Purchase Price.

(d) Conditions to Official Public Listing (正式挂牌) in Public Auction Process

(i) YFAS shall have paid YFAS Dividend 1 and the portion due to Adient Asia shall have been paid into the bank account of New Holding Company.

(ii) YFAS shall have completed the tax filing for deferring withholding tax for the portion of the YFAS Dividend 1 due to Adient Asia to be paid by YFAS directly into the bank account of New Holding Company.

(iii) The valuation result in the Final YFAS Appraisal Report and the Final YFAS JVs Appraisal Report Legally Supports the YFAS JVs Equity Interests Purchase Price and the YFAS Sale Purchase Price, respectively.

(iv) All relevant actions prior to the commencement of the Public Auction process have been carried out by the Parties according to the terms of this Agreement and the Auction Process MOU or as otherwise determined by the MOU and Public Auction Committee, acting by unanimous consent.

(e) Conditions to YFAS JVs Equity Interests Closing

(i) YFAS shall have declared YFAS Dividend 2 prior to the submission of the shareholder change application to SAMR in respect of the YFAS JVs Equity Interests Sale;

(ii) New Holding Company and YFAS shall have entered into the TSA;

(iii) the conditions in Section 8.1(f) shall have been satisfied;

(iv) New Holding Company shall be the successful bidder in the Public Auction;

(v) simultaneous occurrence of the YFAS Sale Closing.

(f) Conditions to YFAS Sale Closing

(i) YFAS shall have conducted and received the bidding result of the Public Auction (including with the successful bidder being the New Holding Company, or any other Person, or no Person);

(ii) YFAS shall have declared YFAS Dividend 2 prior to the submission of the shareholder change application to SAMR in respect of the YFAS Sale;

(iii) YFAS shall have paid to each of its shareholders their share of YFAS Dividend 2 in accordance with the terms of this Agreement;

(iv) Adient (and the relevant Affiliates thereof) and Yanfeng (and the relevant Affiliates thereof) shall have entered into the Termination Agreement;

(v) until such time that YFAS or Yanfeng has obtained all required third party Consents as specified in the equity transfer agreements related to the YHAS Sale and GZDFAS Sale, then with respect to Adient and Adient Asia’s obligation to effect the YFAS Sale only, each of the closings of the YHAS Sale, GZDFAS Sale and 25% YFAT Sale shall have occurred prior to or simultaneous with the YFAS Sale Closing, in each case, in accordance with the respective equity transfer agreements related thereto; provided, however, that at the time that YFAS or Yanfeng has obtained such third party Consents, then this condition shall apply also to Yanfeng’s obligation to effect the YFAS Sale;

(vi) If New Holding Company is the successful bidder in the Public Auction:

(A) simultaneous with the YFAS JVs Equity Interests Closing and YFAS Sale Closing, YFAS shall have paid to each of its shareholders their share of YFAS Dividend 2 , in accordance with the terms of this Agreement; and

(B) simultaneous occurrence of the YFAS JVs Equity Interests Closing.

(vii)

If a Person other than New Holding Company is the successful bidder in the Public Auction, YFAS shall have paid to each of its shareholders their share of YFAS Dividend 2, in accordance with the terms of this Agreement.

Section 8.2 Conditions to the Obligations of Each Party. The obligation of each Party to effect the Closing is subject to the satisfaction (or waiver) on or prior to the relevant Closing Step of the following conditions:

(a) Representations and Warranties. The representations and warranties of each other Party in this Agreement and the relevant Definitive Agreement shall be true and correct in all material respects as of each Closing Step.

(b) Covenants. Each of the covenants and agreements of each other Party to be performed on or prior to such Closing Step pursuant to this Agreement or the relevant Definitive Agreements shall have been duly performed in all material respects.

(c) Definitive Agreements. Each other Party shall have executed and delivered each Definitive Agreement to which it is a party and which is required to be executed on or prior to such Closing Step.

Section 8.3 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article 8 to be satisfied and any step set forth in Annex A-1, Annex A-2, Annex A-3, Annex A-4 and Annex A-5 to be completed if such failure was caused by such Party’s failure or the failure of any of its Affiliates to act in good faith or to use reasonable best efforts (in case of Public Auction, the “reasonable best efforts” shall mean the Bidding Efforts) to cause the Closing to occur in accordance with the Closing Steps. Each Party shall ensure that the directors appointed by such Party to the board of directors of either YFAS or KEIPER Seating, shall not or shall refrain from, taking any action that would result in a failure of the conditions set forth in this Article 8 and any step set forth in Annex A-1, Annex A-2, Annex A-3, Annex A-4 and Annex A-5.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the completion of the YFAS Sale Closing or, if New Holding Company is the successful bidder in the Public Auction, prior to the completion of the earlier of the YFAS JVs Equity Interests Closing and YFAS Sale Closing, it being understood that in such case, this Agreement may not be terminated if one of the YFAS JVs Equity Interests Closing and YFAS Sale Closing has occurred and not the other except pursuant to Section 9.1(a):

(a) by the written agreement of Adient and Yanfeng;

(b) by either Adient or Yanfeng, by giving written notice of such termination to the other Parties, if all of the Closing Steps shall not have occurred on or prior to December 31, 2021 (the “Outside Date”), so long as the terminating party is not in material breach of its obligations under this Agreement;

(c) by Adient or Yanfeng, by giving written notice of such termination to the other Parties, if the valuation result in any of the Final YFAS Appraisal Report or Final YFAS JVs Appraisal Reports does not Legally Support the applicable purchase price pursuant to the applicable equity transfer agreement and as specified in Section 3.1;

(d) by either Adient or Yanfeng, upon a material breach by any other Party or an Affiliate of any other Party of this Agreement or any Definitive Agreement (which Definitive Agreement is specifically identified in the Definitive Agreement definition), which breach is not curable or, if curable, is not cured within thirty (30) days after notice thereof is given by Adient or Yanfeng, respectively; provided that neither Adient nor Yanfeng shall have the right to terminate this Agreement pursuant to this Section 9.1(d) if such Party is then in material breach of this Agreement or the Definitive Agreements; and

(e) by either Adient or Yanfeng, if any Governmental Body has enacted, issued, promulgated, or enforced any Law that is in effect and makes unlawful or permanently enjoins the Parties from consummating the Transactions.

Section 9.2 Effect of Termination.

(a) If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become null and void and of no further force and effect and there shall be no liability or obligation on the part of any Party, its Affiliates and their respective Representatives under or with respect to this Agreement or any of the Definitive Agreements, except for the provisions of (i) Article 6 (Public Announcements; Confidentiality), (ii) this Section 9.2 (Effect of Termination), (iii) Article 10 (Miscellaneous) and (iv) all provisions in Section 1.1 (Definitions) and Section 1.2 (Interpretation; Construction) applicable to the foregoing provisions, which shall survive the termination of this Agreement. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement or the Definitive Agreements or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(b) If this Agreement is terminated in accordance with Section 9.1, (i) each Party shall return to any other relevant Party all documents and other materials received from such other Party, in each case relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, and (ii) if and to the extent any Transactions have been implemented or completed as part of certain Closing Steps pursuant to Section 3.2 prior to any such termination of this Agreement, the Parties shall cooperate with each other and take or cause to be taken all actions, and do or cause to be done all things, as promptly as practicable, reasonably necessary, proper or advisable on their part under this Agreement, the Definitive Agreements and applicable Law to unwind any such Transactions, provided, that, the payment of YFAS Dividend 1 shall not be unwound.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions contemplated herein are consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement, the Definitive Agreements and the Transactions contemplated hereby and thereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party prior to such termination.

Section 10.2 Late Payments. Unless otherwise set forth in any Definitive Agreement, any amount that is not paid when due hereunder shall bear interest from and including the date payment of such amount was due through to the date of actual payment at the per annum rate of 3% plus the prime rate set forth in The Wall Street Journal (as in effect from time to time until such amount is paid in full) based on a year of 365 days.

Section 10.3 Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 10.3):

If to Yanfeng:

Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:         jianxu.jia@yanfeng.com

Attention:   General Manager

with a copy (which shall not constitute notice) to:

No. 399, Liuzhou Road

Shanghai, China

Email:         canhua.yang@yanfeng.com

Attention:   Legal Department

If to Adient:

c/o Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email:         co-general.counsel@adient.com

Attention:   General Counsel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention:   Audra D. Cohen

Email:         cohena@sullcrom.com

Fangda Partners

288 Shi Men Yi Road

Shanghai, China

Attention:   Andrew Zhang

Email:         andrew.zhang@fangdalaw.com

If to Adient Asia:

c/o Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email:         co-general.counsel@adient.com

Attention:   General Counsel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention:   Audra D. Cohen

Email:         cohena@sullcrom.com

Fangda Partners

288 Shi Men Yi Road

Shanghai, China

Attention:   Andrew Zhang

Email:           andrew.zhang@fangdalaw.com

If to the New Holding Company:

Qiyue (Shanghai) Trading Co., Ltd. (期跃（上海）贸易有限公司)

Room 811, No. 1207,

Guangzhong West Road

Jing’an District, Shanghai, China

Attention: Jinpei Yang

Email:   general.counsel@adient.com; jim.yang@adient.com

If to KEIPER Seating:

KEIPER Seating Mechanisms Co., Ltd. (恺博座椅机械部件有限公司)

c/o Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:         jianxu.jia@yanfeng.com

Attention:   Chairman

with a copy (which shall not constitute notice) to:

Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email:         co-general.counsel@adient.com

Attention:   General Counsel

and

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention:   Audra D. Cohen

Email:         cohena@sullcrom.com

and

Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件 系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:         canhua.yang@yanfeng.com

Attention:   Legal Department

If to YFAS:	Yanfeng Adient Seating Co., Ltd. (延锋安道拓座椅有限公司) c/o Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件系统有限公司) No. 399, Liuzhou Road Shanghai, China Email: jianxu.jia@yanfeng.com Attention: Chairman with a copy (which shall not constitute notice) to:

Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Email:         co-general.counsel@adient.com

Attention:   General Counsel

and

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004

Attention:   Audra D. Cohen

Email:         cohena@sullcrom.com

and

Yanfeng Automotive Trim Systems Company Ltd. (延锋汽车饰件 系统有限公司)

No. 399, Liuzhou Road

Shanghai, China

Email:         canhua.yang@yanfeng.com

Attention:   Legal Department

Section 10.4 Entire Agreement. This Agreement together with the Confidentiality Agreement, the Definitive Agreements, the Business Support Services Agreement and the respective equity transfer agreements related to the YHAS Sale, GZDFAS Sale and 25% YFAT Sale constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.5 Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Section 10.6 Waivers. Any Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or (c) waive compliance by any other Party with any of the agreements or conditions contained herein; provided that, any such waiver shall only be effective against the Party giving it. No waiver, consent or agreement by any Party with respect to any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving, consenting or agreeing. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any purported assignment or delegation in contravention of this Section 10.9 shall be null and void and of no force and effect. Subject to the preceding sentences of this Section 10.9, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary in this Agreement, Yanfeng may, in accordance with the provisions of this Agreement, prior to YFAS Sale Closing, by notice in writing to Adient Asia, (a) assign to Huayu Automotive Systems Co., Ltd. or any of its wholly owned direct or indirect subsidiary (“HASCO”) any or all of its rights under this Agreement and the YFAS Equity Transfer Agreement related to the YFAS Sale and/or (b) transfer to HASCO any or all of its obligations under this Agreement and the YFAS Equity Transfer Agreement relating to payment of the YFAS Sale Purchase Price; provided that any such designation shall not reasonably be expected to prevent, materially delay or materially impair the consummation of the YFAS Sale or the payment of the YFAS Sale Purchase Price or otherwise adversely affect Adient Asia’s rights under this Agreement in any respect and provided, further, that no transfer, assignment, delegation or designation of any of its rights and obligations under this Agreement and the YFAS Equity Transfer Agreement shall relieve Yanfeng of any of its obligations pursuant to this Agreement.

Section 10.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or (except if and to the extent expressly provided otherwise in any Definitive Agreement) any of the Transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of Hong Kong without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of Hong Kong.

(b) The Parties agree to negotiate in good faith to resolve any dispute, controversy, difference or claim among them arising out of, relating to, or concerning the negotiation, execution or performance of this Agreement or (except if and to the extent expressly provided otherwise in any Definitive Agreement) any of the Transactions contemplated hereby (including its existence, validity or termination) (the “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all Parties within 60 days, Section 10.10(c) shall apply.

(c) Each of the Parties irrevocably (i) agrees that any Dispute arising out of, relating to, or concerning the negotiation, execution or performance of this Agreement or (except if and to the extent expressly provided otherwise in any Definitive Agreement) any of the Transactions contemplated hereby (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be referred to and resolved by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time the Notice of Arbitration is submitted (“Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice Hong Kong Law. The arbitration shall be conducted in English and Chinese. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. To the extent permitted by applicable Law, the Parties waive their right to any form of appeal of any award. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable counsel fees and expenses. The Parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions and specific performance.

Section 10.11 Specific Performance. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, each other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 10.12 Export Control. Each Party acknowledges that technical data provided in connection with this Agreement may be subject to export control laws and regulations of the United States and/or the P.R.C. and agrees to comply with these laws and regulations to the extent applicable to it, including obtaining any required government authorizations required for the export, re-export, transfer and use of the technical data and the direct product thereof.

Section 10.13 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 10.14 Languages. This Agreement shall be written in the Chinese and English languages. The Chinese version and the English version shall have equal force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADIENT PLC

By:	/s/ Jeffrey Stafeil
	Name:	Jeffrey Stafeil
	Title:	Executive Vice President and Chief Financial Officer

ADIENT ASIA HOLDINGS CO., LTD.

By:	/s/ Wong Kwok Wing
	Name:	Wong Kwok Wing
	Title:	Chairman

QIYUE (SHANGHAI) TRADING CO., LTD.

By:	/s/ Jinpei Yang
	Name:	Jinpei Yang
	Title:	Executive Director

YANFENG AUTOMOTIVE TRIM SYSTEMS COMPANY LTD. (延锋汽车 饰件系统有限公司)

By:	/s/ Jianxu Jia
	Name:	Jianxu Jia
	Title:	Authorized Representative

KEIPER SEATING MECHANISMS CO., LTD. (恺博座椅机械部件有限公司)

By:	/s/ Jianxu Jia
	Name:	Jianxu Jia
	Title:	Chairman

YANFENG ADIENT SEATING CO., LTD. (延锋安道拓座椅有限公司)

By:	/s/ Jianxu Jia
	Name:	Jianxu Jia
	Title:	Chairman